                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             Information Statement Pursuant to Rules 13d-1 and 13d-2
                    Under the Securities Exchange Act of 1934
                               (Amendment No. 2)*

                         j2 Global Communications, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    46626E205
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2001
--------------------------------------------------------------------------------
              Date of Event Which Requires Filing of the Statement

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[_]    Rule 13d-1(b)
[X]    Rule 13d-1(c)
[_]    Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

----------------------------                            ----------------------
CUSIP NO. 46626E205                   13G                  Page 2 of 15 Pages
----------------------------                            ----------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Citadel Limited Partnership
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Illinois limited partnership
      U.S.A.
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
     OWNED BY             0
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
9
      0
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      0
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      PN;HC
------------------------------------------------------------------------------

----------------------------                            ----------------------
CUSIP NO. 46626E205                   13G                  Page 3 of 15 Pages
----------------------------                            ----------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      GLB Partners, L.P.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware limited partnership
      U.S.A.
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
     OWNED BY             0
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
9
      0
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      0
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      PN;HC
------------------------------------------------------------------------------

-------------------------                             ------------------------
  CUSIP No. 46626E205                 13G              Page 4 of 15 Pages
-------------------------                             ------------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Citadel Investment Group, L.L.C.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                    (a) [X]

                                                      (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4             Delaware limited liability company
               U.S.A.
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF                 0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
     OWNED BY                  0
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING                  0
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                               0
-------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9    0
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                         [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11    0
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12    OO;HC
------------------------------------------------------------------------------

-------------------------                             ------------------------
  CUSIP No. 46626E205                 13G              Page 5 of 15 Pages
-------------------------                             ------------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Kenneth Griffin
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4        U.S. Citizen
          U.S.A
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF                 0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
     OWNED BY                  0
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING                  0
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                               0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9    0
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES

10    CERTAIN SHARES*                                                  [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11    0
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12    IN
------------------------------------------------------------------------------

------------------------                               -----------------------
  CUSIP NO. 46626E205                13G                Page 6 of 15 Pages
------------------------                               -----------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Wellington Partners Limited Partnership
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Illinois limited partnership
      U.S.A.
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
     OWNED BY
                          0
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER

       WITH          8    0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      0
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      0
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      PN; HC
------------------------------------------------------------------------------

------------------------                               -----------------------
  CUSIP NO. 46626E205                13G                Page 7 of 15 Pages
------------------------                               -----------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Wingate Capital Ltd.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Cayman Islands company
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
     OWNED BY
                          0
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER

       WITH          8    0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      0
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      0
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      CO
------------------------------------------------------------------------------

------------------------                               -----------------------
  CUSIP NO. 46626E205                13G                Page 8 of 15 Pages
------------------------                               -----------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Kensington Global Strategies Fund, Ltd.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Bermuda company
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
     OWNED BY
                          0
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER

       WITH          8    0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      0
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      0
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      CO; HC
------------------------------------------------------------------------------

------------------------                               -----------------------
  CUSIP NO. 46626E205                13G                Page 9 of 15 Pages
------------------------                               -----------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Fisher Capital Ltd.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Cayman Islands company
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
     OWNED BY
                          0
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER

       WITH          8    0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      0
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      0
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      CO
------------------------------------------------------------------------------

-----------------------                                  -----------------------
CUSIP No. 46626E205                                       Page 10 of 15 Pages
-----------------------               13G                -----------------------

Item 1(a)       Name of Issuer:        j2 Global Communications, Inc.

     1(b)       Address of Issuer's Principal Executive Offices:

                                    6922 Hollywood Boulevard, Suite 900
                                    Hollywood, California 90028

Item 2(a)       Name of Person Filing
Item 2(b)       Address of Principal Business Office
Item 2(c)       Citizenship

                                    Citadel Limited Partnership
                                    225 W. Washington
                                    9/th/ Floor
                                    Chicago, Illinois 60606
                                    Illinois limited partnership

                                    GLB Partners, L.P.
                                    225 W. Washington
                                    9/th/ Floor
                                    Chicago, Illinois 60606
                                    Delaware limited partnership

                                    Citadel Investment Group, L.L.C.
                                    225 W. Washington
                                    9/th/ Floor
                                    Chicago, Illinois 60606
                                    Delaware limited liability company

                                    Kenneth Griffin
                                    225 W. Washington
                                    9/th/ Floor
                                    Chicago, Illinois 60606
                                    U.S. Citizen

                                    Wellington Partners Limited Partnership
                                    c/o Citadel Investment Group, L.L.C.
                                    225 W. Washington
                                    9/th/ Floor
                                    Chicago, Illinois 60606
                                    Illinois limited partnership

-----------------------                                  -----------------------
CUSIP No. 46626E205                                       Page 11 of 15 Pages
-----------------------               13G                -----------------------

                                    Wingate Capital Ltd.
                                    c/o Citadel Investment Group, L.L.C.
                                    225 W. Washington
                                    9/th/ Floor
                                    Chicago, Illinois 60606
                                    Cayman Islands company

                                    Kensington Global Strategies Fund, Ltd.
                                    c/o Citadel Investment Group, L.L.C.
                                    225 W. Washington
                                    9/th/ Floor
                                    Chicago, Illinois 60606
                                    Bermuda company

                                    Fisher Capital Ltd.
                                    c/o Citadel Investment Group, L.L.C.
                                    225 W. Washington
                                    9/th/ Floor
                                    Chicago, Illinois 60606
                                    Cayman Islands company

      2(d)      Title of Class of Securities:

                                    Common Stock, par value $0.01 per share

      2(e)      CUSIP Number:          46626E205.


Item 3          If this statement is filed pursuant to Rules 13d-1(b), or 13d-2
                (b) or (c), check whether the person filing is a:

                (a)          [__]   Broker or dealer registered under Section 15
                                    of the Exchange Act;

                (b)          [__]   Bank as defined in Section 3(a)(6) of the
                                    Exchange Act;

                (c)          [__]   Insurance company as defined in Section 3(a)
                                    (19) of the Exchange Act;

                (d)          [__]   Investment company registered under Section
                                    8 of the Investment Company Act;

                (e)          [__]   An investment adviser in accordance with
                                    Rule 13d-1(b)(1)(ii)(E);

                (f)          [__]   An employee benefit plan or endowment fund
                                    in accordance with Rule 13d-1(b)(1)(ii)(F);

-----------------------                                  -----------------------
CUSIP No. 46626E205                                       Page 12 of 15 Pages
-----------------------               13G                -----------------------

                (g)          [__]   A parent holding company or control person
                                    in accordance with Rule 13d-1(b)(ii)(G);

                (h)          [__]   A savings association as defined in Section
                                    3(b) of the Federal Deposit Insurance Act;

                (i)          [__]   A church plan that is excluded from the
                                    definition of an investment  company under
                                    Section 3(c)(14) of the Investment Company
                                    Act;

                (j)          [__]   Group, in accordance with Rule 13d-1(b)(1)
                                    (ii)(J).

                If this statement is filed pursuant to Rule 13d-1(c), check this box. [X]

Item 4          Ownership:


CITADEL LIMITED PARTNERSHIP
GLB PARTNERS,  L.P.
CITADEL INVESTMENT GROUP, L.L.C.
KENNETH GRIFFIN
WELLINGTON PARTNERS LIMITED PARTNERSHIP
WINGATE CAPITAL LTD.
KENSINGTON GLOBAL STRATEGIES FUND, LTD.
FISHER CAPITAL LTD.

      (a)       Amount beneficially owned:

                0

      (b)       Percent of Class:

                0

      (c)       Number of shares as to which such person has:

                (i)          sole power to vote or to direct the vote:

                                    0

                (ii)         shared power to vote or to direct the vote:

-----------------------                                  -----------------------
CUSIP No. 46626E205                                       Page 13 of 15 Pages
-----------------------               13G                -----------------------

                (iii) sole power to dispose or to direct the disposition of:

                                    0

                (iv) shared power to dispose or to direct the disposition of:

                                    0

Item 5          Ownership of Five Percent or Less of a Class:
                                    If this  statement  is being  filed to
report the fact that as of the date hereof the Reporting Person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [X]

Item 6          Ownership of More than Five Percent on Behalf of Another Person:
                                    Not Applicable.

Item 7 Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company:
                                    See Item 2 above.

Item 8          Identification and Classification of Members of the Group:
                                    Not Applicable.

Item 9          Notice of Dissolution of Group:
                                    Not Applicable.

Item 10         Certification:

      By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Cusip No. 46626E205                   13G                    Page 14 of 15 Pages

     After reasonable inquiry and to the best of its knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated this 13th day of February, 2002            /s/ Kenneth Griffin
                                               ---------------------------------
                                               Kenneth Griffin

CITADEL LIMITED PARTNERSHIP                CITADEL INVESTMENT GROUP, L.L.C.

By: GLB Partners, L.P.,                    By: /s/ Kenneth Griffin
                                               ---------------------------------
    its General Partner                        Kenneth Griffin, President

By: Citadel Investment Group, L.L.C.,
    its General Partner                        WINGATE CAPITAL LTD.

By: /s/ Kenneth Griffin                    By: Citadel Limited Partnership,
    -----------------------------------
    Kenneth Griffin, President                 its Trading Manager

GLB PARTNERS, L.P.                         By: GLB Partners, L.P.,
                                               its General Partner

By: Citadel Investment Group, L.L.C.,
    its General Partner                    By: Citadel Investment Group,
                                               L.L.C., its General Partner

By: /s/ Kenneth Griffin
    -----------------------------------
    Kenneth Griffin, President             By: /s/ Kenneth Griffin
                                               ---------------------------------
                                               Kenneth Griffin, President

WELLINGTON PARTNERS LIMITED                FISHER CAPITAL LTD.
PARTNERSHIP

By: Citadel Limited Partnership,           By: Citadel Limited Partnership,
    its General Partner                        its Trading Manager

By: GLB Partners, L.P.,                    By: GLB Partners, L.P.,
    its General Partner                        its General Partner

By: Citadel Investment Group, L.L.C.,      By: Citadel Investment Group, L.L.C.,
    its General Partner                        its General Partner

By: /s/ Kenneth Griffin                    By: /s/ Kenneth Griffin
    -----------------------------------        ---------------------------------
    Kenneth Griffin, President                 Kenneth Griffin, President

Cusip No. 46626E205                  13G                    Page 15 of 15 Pages

KENSINGTON GLOBAL STRATEGIES
FUND, LTD.

By: Citadel Limited Partnership,
    its Trading Manager

By: GLB Partners, L.P.,
    its General Partner

By: Citadel Investment Group, L.L.C.,
    its General Partner

By: /s/ Kenneth Griffin
    ----------------------------------
    Kenneth Griffin, President